Exhibit 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104-7044 www.dlapiper.com T 206.839.4800 F 206.839.4801

November 15, 2012

Pendrell Corporation

2300 Carillon Point

Kirkland, WA 98033

Ladies and Gentlemen:

As legal counsel for Pendrell Corporation, a Washington corporation (the “Company”), the successor issuer to Pendrell Corporation, a Delaware corporation (the “Predecessor Registrant”), we are rendering this opinion in connection with the filing of a Post-Effective Amendment No. 1 to the registration statement on Form S-8, File No. 333-137707 (as amended, the “Registration Statement”) with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), for registration by the Company of 12,400,000 shares (the “Shares”) of the Class A Common Stock, $0.01 par value, of the Company (“Common Stock”), which may be issued pursuant to awards granted under the Company’s 2000 Stock Incentive Plan, as amended and restated effective June 15, 2007 (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the Shares are duly authorized and will be validly issued, we have relied solely upon our examination of the authorized shares provisions of the Company’s Articles of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We express no opinion concerning any law other than the corporation laws of the State of Washington, including statutory law and reported judicial decisions interpreting these laws.

Based on such examination, we are of the opinion that the Shares are duly authorized shares of Class A Common Stock and if, as and when issued and delivered against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)